EXHIBIT 11

                        COMPUTATION OF EARNINGS PER SHARE
                      BANDAG, INCORPORATED AND SUBSIDIARIES

                                          Year Ended December 31
                                           1994       1993     1992
                                         (In thousands, except per
                                                share data)
    Net earnings per Common and Common
      equivalent share:
      Weighted average number of
      shares of Common Stock, Class A
      Common Stock and Class B Common
      Stock outstanding.                 26,689     27,226   27,617

    Additional shares assuming
      exercise of dilutive stock
      options - based on the treasury
      stock method  using average
      market price                          112        111      126
                                        -------     ------  -------

    AVERAGE NUMBER OF COMMON AND
      COMMON EQUIVALENT SHARES           26,801     27,337   27,743
                                         ======     ======   ======

    Net earnings before cumulative
      effect of changes in accounting
      methods                           $93,994    $78,734  $83,023

    Cumulative effect of changes in
      accounting methods, net of
      related tax effect                    ---        ---    (220)
                                        -------    -------   ------
    Net Earnings                        $93,994    $78,734  $82,803
                                         ======    =======  =======
    Net earnings per Common and Common
      equivalent share:
      Before cumulative effect of
      changes in accounting methods       $3.51      $2.88    $2.99

      Cumulative effect of changes in
        accounting methods, net of
        related tax effect                  ---        ---    (.01)
                                         ------     ------   ------
    Net Earnings                          $3.51      $2.88    $2.98
                                          =====      =====    =====

    Net earnings per Common share -
    assuming full dilution:
      Average shares outstanding         26,689     27,226   27,617

      Additional shares assuming
      exercise of dilutive stock
      options - based on the treasury
      stock method using the year-end
      price if higher than the average
      market price                          119        113      119
                                          -----      -----    -----

      FULLY DILUTED AVERAGE NUMBER
       OF COMMON AND COMMON
       EQUIVALENT SHARES                 26,808     27,339   27,736
                                        =======    =======  =======


    Net earnings before cumulative
      effect of changes in accounting
      methods                           $93,994    $78,734  $83,023
    Cumulative effect of changes in
      accounting methods, net of
      related tax effect                    ---        ---    (220)
                                         ------    -------  -------

    Net earnings                        $93,994    $78,734  $82,803
                                        =======    =======  =======

    Net earnings per Common and
      Common equivalent share:
      Before cumulative effect of
      changes in accounting methods       $3.51      $2.88    $2.99

      Cumulative effect of changes in
      accounting methods, net of
      related tax effect                    ---        ---    (.01)
                                        -------   --------   ------

    Net earnings                          $3.51      $2.88    $2.98
                                        =======    =======   ======